Exhibit 99.2

PACIFIC ENERGY PARTNERS, L.P.
5900 Cherry Avenue
Long Beach, California 90805

Contact:	Aubrye Harris

    News Release

Manager, Investor Relations 562/728-2871 562/728-2881 (FAX)
aharris@PacificEnergy.com

New York Stock Exchange (PPX)

FOR IMMEDIATE RELEASE

PACIFIC ENERGY PARTNERS, L.P. PROVIDES

UPDATE ON OIL RELEASE

Long Beach, California, March 24, 2005….Pacific Energy Partners, L.P. (NYSE:PPX) reported that the crude oil release on its Line 63, caused by a landslide, in northern Los Angeles county at Pyramid Lake, was fully contained on Wednesday evening and remains contained.  Line 63 is owned by Pacific Pipeline System, LLC (“PPS”), a wholly owned subsidiary of Pacific Energy.  The total volume released is estimated at approximately 3,000 barrels (126,000 gallons).

PPS has deployed numerous resources to this response effort, with over 100 people at the site performing clean-up and recovery functions.  Oil removal equipment has been deployed and is successfully removing the oil from the water.  PPS’s goal is to remove the oil from the surface of the lake as quickly as possible and to minimize any potential impact to the environment and wildlife.  There have been no reports of adverse impact to wildlife at this point in time.

In addition, PPS remains diligent in protecting the health and safety of the public and those working to restore the area.  The company has been working closely with all local, state and federal agencies, and would like to thank them for their assistance, support and quick response.  Plans for repair of the damaged pipeline are being prepared.

About Pacific Energy:

Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California.  Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada.  Pacific Energy generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities.  Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements.  Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that may affect Pacific Energy’s operations and financial performance.  Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.

For additional information about Pacific Energy, please visit our website at www.PacificEnergy.com.

###